EXHIBIT 11


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)




                                                           Three Months Ended
                                                                March 31,
                                                        -----------------------
                                                           2001          2000
                                                        -----------------------


Earnings Applicable to Common Stock                     $  25,299     $  31,040

  Debenture Interest Less Taxes                                96           103
                                                        ---------     ---------
Net Income Available for Diluted Common
  Stock                                                 $  25,395     $  31,143
                                                        =========     =========

Average Common Shares Outstanding                          25,207        25,129

  Stock Options                                                41             -
  Convertible Debentures                                      435           466
                                                        ---------     ---------

Diluted Common Shares                                      25,683        25,595
                                                        =========     =========

Diluted Earnings per Share of Common Stock              $    0.99     $    1.22
                                                        =========     =========